Exhibit 99.2

NeoRx Reports Second Quarter 2005 Financial Results

Seattle (August 9, 2005) — NeoRx Corporation (NASDAQ: NERX) today reported results for the second quarter and six months ended June 30, 2005.

NeoRx reported a net loss of $8.9 million ($0.26 diluted loss per share on a loss applicable to common shares of $9.0 million) for the second quarter of 2005 compared to a net loss of $4.6 million for the same period in 2004. The Company reported a net loss of $14.0 million ($0.43 diluted loss per share on a loss applicable to common shares of $14.2 million) for the six months ended June 30, 2005, compared to a net loss of $9.5 million ($0.33 diluted loss per share on a loss applicable to common shares of $9.8 million) for the six months ended June 30, 2004. Revenue for the three and six months ended June 30, 2005 was $2,000, compared to $0.5 million and $1.0 million for the same periods in 2004.

Total operating expenses for the second quarter of 2005 increased 74 percent to $8.9 million, from $5.1 million for the second quarter of 2004 and increased 32 percent to $14.0 million for the six months ended June 30, 2005, from $10.6 million for the same period in 2004. This increase in total operating expenses for the second quarter of 2005 relates primarily to a restructuring charge of $1.5 million and an asset impairment loss of $3.3 million recognized by the Company.  Both of these expenses relate to the Company’s strategic restructuring plan adopted in May 2005.

Research and development (R&D) expenses decreased 24 percent to $2.4 million for the second quarter of 2005, from $3.1 million for the second quarter of 2004 and decreased 17 percent to $5.7 million for the six months ended June 30, 2005, from $6.9 million for the same period in 2004. The change in R&D expenses for the second quarter of 2005 relates primarily to reductions in clinical operations for the Company’s STR program, which was discontinued in May 2005 as part of the strategic restructuring.

General and administrative (G&A) expenses decreased 17 percent to $1.7 million for the second quarter of 2005, compared with $2.0 million for the second quarter of 2004 and decreased 7 percent to $3.4 million for the six months ended June 30, 2005, from $3.7 million for the same period in 2004. The change in G&A costs for the second quarter of 2005 relates primarily to reductions in both personnel and consultant activity.

Cash and investment securities as of June 30, 2005 were $11.5 million, compared with $17.8 million at December 31, 2004.

“The second quarter was one of positive forward momentum for NeoRx as we made progress in our clinical development program for picoplatin, a next-generation intravenous platinum therapy,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx.  “Not only did we achieve the critical milestone of initiating our Phase II clinical trial in patients with small cell lung cancer, but we also strengthened our clinical team by hiring Dr. David Karlin as senior vice president of clinical development and regulatory affairs.  We also announced last week that we have joined with The Scripps Research Institute in the first scientific collaboration at Scripps Florida, focusing on developing therapeutic agents to treat cancer.  We believe that this collaboration potentially will offer us important opportunities to license novel cancer products for our pipeline.”

Recent corporate highlights

•                  Entered into a research alliance with Scripps Florida, the newly established division of Scripps Research in Palm Beach County, focusing on the discovery of novel, small-molecule, multi-targeted, protein kinase inhibitors as therapeutic agents, including cancer treatments.

•                  Began treating patients with picoplatin, a next-generation platinum therapy, in a Phase II clinical trial in small cell lung cancer.  The open-label, multi-center study is underway in the United States and Canada to enroll patients who suffer from this aggressive and deadly form of lung cancer.

•                  Appointed David A. Karlin, M.D., as senior vice president of clinical development and regulatory affairs.  Previously, Dr. Karlin served as vice president of clinical research at Cellegy Pharmaceuticals, Inc., a specialty biopharmaceutical company focused on women’s health, gastroenterology and cancer.

About NeoRx

NeoRx is a cancer therapeutics development company.  The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy.  A Phase II trial of picoplatin is currently underway for patients with small cell lung cancer. The Company also plans to undertake a Phase I/II trial of picoplatin in colorectal cancer in late 2005 or early 2006. For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include the effect of the risks that the Company does not realize the cost savings and other benefits expected to result from its recent restructuring, the uncertainty and timing of obtaining additional financing, actions by the FDA and other regulators, the Company’s ability to obtain required regulatory approvals, the progress and costs of the Company’s picoplatin clinical trials, the Company’s ability to generate future revenue from product sales or other sources such as collaborative relationships and future profitability, the Company’s dependence on patents and other proprietary rights, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

ir@neorx.com

(206) 286-2517

(Financial Tables Follow)

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues	$2	$508	$2	$1,008
Operating expenses:
Research and development	2,376	3,109	5,721	6,891
General and administrative	1,661	2,004	3,422	3,681
Restructuring	1,504	—	1,504	—
Asset impairment	3,346	—	3,346	—
Total operating expenses	8,887	5,113	13,993	10,572
Loss from operations	(8,885)	(4,605)	(13,991)	(9,564)
Other income, net	32	23	62	52
Net loss	(8,853)	(4,582)	(13,929)	(9,512)

Preferred stock dividends	(125)	(125)	(250)	(250)
Loss applicable to common shares	$(8,978)	$(4,707)	$(14,179)	$(9,762)

Loss per share:
Basic and diluted	$(0.26)	$(0.16)	$(0.43)	$(0.33)

Shares used in calculation of loss per share:
Basic and diluted	34,229	30,358	33,018	29,639

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS:
Cash and investment securities	$11,486	$17,753
Facilities and equipment, net	324	7,102
Assets held for sale	3,027	—
Licensed products, net	1,792	1,875
Other assets	832	706
Total assets	$17,461	$27,436

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$3,176	$2,703
Long-term liabilities	3,839	3,905
Shareholders’ equity	10,446	20,828
Total liabilities and shareholders’ equity	$17,461	$27,436

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